Exhibit 99.1

For Immediate Release	June 15, 2006
Crown Crafts, Inc. Reports Fourth Quarter and Fiscal Year 2006 Results
Gonzales, Louisiana – Crown Crafts, Inc. (the “Company”) (OTCBB: CRWS) today reported net income for fiscal year 2006 of $8.0 million, or $0.37 per diluted share, on net sales of $72.6 million compared to net income for fiscal year 2005 of $2.4 million, or $0.11 per diluted share, on net sales of $83.9 million.
Net sales for the fourth quarter of fiscal year 2006 were $19.8 million, compared to net sales of $23.3 million for the fourth quarter of fiscal year 2005. Net income for the quarter was $6.0 million, or $0.27 per diluted share, compared to net income of $0.8 million, or $0.04 per diluted share, for the fourth quarter of fiscal year 2005.
Net income for both the quarter and the fiscal year benefited from the removal of a $4.2 million deferred tax valuation allowance. The Company’s positive taxable earnings trend indicates that there is no further need to recognize an impairment of the deferred tax asset and that it is more likely than not that the Company will realize the benefits of its $11.2 million NOL carryforward over the next several years prior to its expiration. Had the deferred tax valuation allowance not been removed, net income for the year and fourth quarter would have been $3.7 million and $1.8 million respectively. This change in estimate had no impact on income from operations or income before income taxes. In recent quarters, the Company’s income tax expense has reflected state and local income taxes only. As a result of the removal of the deferred tax valuation allowance, the Company’s income tax expense will include federal as well as state and local income taxes.
The decrease in sales for fiscal year 2006 as compared to the prior year is a result of certain customers changing their marketing strategies by decreasing the number of licensed products they carried and sourcing private label merchandise directly. Additionally, the Company has experienced price erosion due to the elimination of quotas on infant bedding items, which became effective in January 2005, and one customer of the Company has changed shipping points from the United States to Asia. Since the customer now takes ownership of the merchandise in Asia, the Company no longer incurs the cost of importation. The Company has increased profitability in spite of declining sales by controlling costs and reducing interest expense.
“We are pleased with the results for the fourth quarter and for the year. The Company has taken a position that we will price existing and new products aggressively; however, our philosophy is to maintain profitability in our business relationships. Although this position has negatively impacted top line revenue, our gross margin has improved considerably as the result of aggressive sourcing,” commented E. Randall Chestnut, Chairman, President and Chief Executive Officer of the Company. “We are also proud to have completed the year with a zero balance on our revolving credit facility and a cash balance of $3.8 million,” Mr. Chestnut continued.
The Company will host a teleconference today at 1:00 p.m. Central Daylight Time to discuss the Company’s results and answer appropriate questions from stockholders. Interested investors may join the teleconference by dialing (877) 209-0397. Please refer to confirmation number 831238. The teleconference can also be accessed in listen-only mode by visiting the Company’s website at www.crowncrafts.com. The financial information to be discussed during the teleconference may be found prior to the call on the investor relations portion of the Company’s website.
A telephone replay of the teleconference will be available from 3:45 p.m. Central Daylight Time on June 15, 2006 through 11:59 p.m. Central Daylight Time on June 22, 2006. To access the replay, dial (800) 475-6701 in the United States or (320) 365-3844 from international locations. The access code for the replay is 831238.
Crown Crafts, Inc. designs, markets and distributes infant and juvenile consumer products, including bedding, blankets, bibs, bath items and accessories, and luxury hand-woven home décor. Its subsidiaries include Hamco, Inc. in Louisiana, Crown Crafts Infant Products, Inc. in California and Churchill Weavers, Inc. in Kentucky. Crown Crafts is America’s largest distributor of infant bedding, bibs and bath items. The Company’s products include licensed and branded collections as well as exclusive private label programs for certain of its customers.
This release contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations, projections, estimates and assumptions. Words such as “expects,” “believes,” “anticipates” and variations of such words and similar expressions identify such forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements. These risks include, among others, general economic conditions, including changes in interest rates, in the overall level of consumer spending and in the price of oil, cotton and other raw materials used in the Company’s products, changing competition, changes in the retail environment, the level and pricing of future orders from the Company’s customers, the Company’s dependence upon third-party suppliers, including some located in foreign countries, customer acceptance of both new designs and newly-introduced product lines, actions of competitors that may impact the Company’s business, disruptions to transportation systems or shipping lanes used by the Company or its suppliers, and the Company’s dependence upon licenses from third parties. Reference is also made to the Company’s periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company’s results of operations and financial condition. The Company does not undertake to update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise.

CONSOLIDATED STATEMENTS OF OPERATIONS
SELECTED FINANCIAL DATA
In thousands, except per share data

	Three Months Ended		Twelve Months Ended
	April 2,	April 3,	April 2,	April 3,
	2006	2005	2006	2005
Net sales	$19,803	$23,331	$72,629	$83,908
Gross profit	5,187	4,510	17,088	17,025
Gross margin	26.2%	19.3%	23.5%	20.3%
Income from operations	2,682	1,812	7,041	6,237
Net income	6,022	778	7,967	2,438
Basic income per share	0.63	0.08	0.84	0.26
Diluted income per share	0.27	0.04	0.37	0.11

Weighted Average Shares
Outstanding:
Basic	9,506	9,505	9,506	9,505
Diluted	22,328	21,971	21,728	21,945
CONSOLIDATED BALANCE SHEETS
SELECTED FINANCIAL DATA
In thousands

	April 2, 2006	April 3, 2005
Accounts receivable, net of allowances	$14,457	$14,368
Inventories, net of reserves	9,742	12,544
Total current assets	30,156	29,317
Goodwill	22,974	22,974
Deferred income taxes	3,397	120
Total assets	58,179	54,124

Current maturities of long-term debt	36	2,317
Total current liabilities	5,415	8,164
Long-term debt	23,922	25,085
Total non-current liabilities	23,922	25,085

Stockholders’ equity	28,842	20,875
Total liabilities and stockholders’ equity	58,179	54,124

Contact:	Investor Relations Department
(225) 647-9146
or
Halliburton Investor Relations
(972) 458-8000